Exhibit 10.1

2016 Executive Performance Agreement - Covered Executives
Pursuant to the Cerner Corporation Performance-Based Compensation Plan
(the "162(m) Plan")

Plan Metrics
Your annual Target Bonus Level (TBL) is $«Total_TBL».
Your "Total Opportunity" will be based on attainment of the following Performance Metric:

Weighting	Performance Metric	Timing Code	PF Applies	Scope
100%	Earnings per Share	Y	Yes	Corporate

Depending on whether the achievement of the Performance Metric is at, below or above the target metric amount (i.e. 100% Attainment of Performance Metric), your calculated Total Opportunity earned will be increased or decreased in accordance with the table set forth below. This calculated Total Opportunity incentive payment amount, whether or not adjusted based on the Attainment Percentage of the Performance Metric, may also be reduced as described herein.
MAXIMUM PAYOUT
Subject to reduction described below, if the established Performance Metric is achieved, you will be eligible to be paid up to a maximum of 165% of your TBL. This maximum level of award can be reduced by up to 25% of your TBL (which reduces the maximum level of award down to 140% of your TBL based on the metrics as set forth in the table below ("Performance Metric Payout")), if either your PF rating is less than a PF rating of "Outstanding" or "Distinguished" (but which is at least "Highly Valued") or management or the Compensation Committee, as applicable, does not elect to factor in individual PF ratings. The decision by management or the Compensation Committee to factor in individual PF ratings is purely discretionary. So even if a certain percentage of the Performance Metric is attained, management or the Compensation Committee could still decide to reduce your amount earned solely to the Performance Metric Payout set forth in the table below.

Attainment % of Performance Metric	TBL Payout %

103%	140%
102%	120%
100% (target)	100%
98%	75%
97%	50%
<97%	0%

The maximum payout (the "Maximum Payout") is capped at «Base %» of your base salary effective March 7, 2016 (the date the performance targets were established). For the current year, in no event shall your total payout exceed your Maximum Payout of $«MXP»

PAYOUT REDUCTION - BASED ON PERFORMANCE FACTOR
You will receive a quarterly and an annual PF rating determined by your direct manager, which rating may affect the Total Opportunity incentive payment calculation as set forth below.

A PF rating of "Needs Development" or "Unacceptable" for any quarter or for the year may result in a 0-100% reduction of your Performance Metric Payout and an automatic reduction equal to 25% of the maximum level of your TBL. If you receive a "Highly Valued" rating for any quarter or for the year, you will only receive a payment equal to the Performance Metric Payout as there will be an automatic reduction equal to 25% of the maximum level of your TBL.

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Any reductions in calculated TBL incentive payments resulting from a "Needs Development" or "Unacceptable" PF rating may not be earned back.
Payment Terms, Schedule and Criteria
Terms
Payment for Y Timing Code Metrics
Payment for cumulative YTD metrics (Y Timing Code) will be calculated quarterly based on approved quarterly targets that build cumulatively to a full-year target. For each of the first three quarters of the year, you will be eligible to be paid 15% of your annual TBL opportunity based on these metrics. At year-end, 55% of your annual TBL opportunity will be calculated based on the full-year targets.

Timing Code definitions of specific payment timing are located in the CPP Glossary (effective January 3, 2016) located on uCERN.

Changes to your TBL, based on any compensation adjustments, will be reflected in payment calculations on a pro-rata basis for the appropriate quarters. As a Covered Executive, your first quarter performance-based compensation opportunity is based on (i) your TBL approved last year and (ii) the approved 162(m) Plan quarterly metrics established during the first 25% of such first quarter. Your second and third quarter and year-end performance-based compensation opportunity is based on (i) your new TBL approved this year and (ii) the approved 162(m) Plan quarterly and year-end 162(m) metrics, both as established by the Compensation Committee at the end of the first quarter (usually in March). In no event may your TBL or 162(m) Plan metrics change after being established by the Compensation Committee.
The year-end calculation of payments will not affect amounts earned for previous quarters; however, if management or the Compensation Committee, as applicable, elects to factor in PF ratings of "Outstanding" or "Distinguished", such PF ratings will apply to amounts earned for the full year.
Corrections to prior period payments may be made and applied to current period payments earned to ensure accurate incentive payments.
Timing
Payment of earned TBL will be made approximately sixty (60) days after the end of a quarter in which such payment is earned.
Criteria

1.
In order to be eligible for any payments under this Agreement, Cerner must have received your signed Cerner Associate Employment Agreement, which governs the terms and conditions of your employment with Cerner.

2.
Participation under this Agreement begins as of the beginning of the first full quarter of employment in, or assignment to, an eligible role under Cerner's 162(m) Plan. If you are newly eligible to participate under this Agreement, you will satisfy the "full quarter" requirement as long as you are actively working within the first sixteen (16) working days of the quarter.

3.
Payments under Cerner's 162(m) Plan for any one quarter or the year will be forfeited if you fail to complete performance reviews/self-appraisals as required by Cerner's Human Resources group. Any balance of the payout that could have been attained is forfeited and will not be paid in subsequent quarters.

4.	Exceptions to the above items will be considered and determined by the Plan Administrator(s), in its sole discretion.
Other Considerations

1.
Termination of Eligibility: Your eligibility under the 162(m) Plan will be terminated immediately in the event of termination of employment with Cerner Corporation or any of its subsidiaries ("Cerner"), for any reason (voluntarily or involuntarily), or transfer to a non-Cerner Performance Plan (CPP) eligible role. Payments are earned only for completed periods (quarters, semi-annual, or annual metrics); i.e., if employment with Cerner is terminated or if participation in the 162(m) Plan is otherwise terminated at any time before the completion of a period, no incentive will be earned or paid for that period. You will be entitled to payment for the earned CPP incentive only if you are employed in your CPP-eligible role on the last day of the fiscal period. The 2016 fiscal year calendar can be found in Exhibit III of the CPP Glossary (effective January 3, 2016) available on uCERN.

2.	Leave of Absence: If you are not actively at work for more than six weeks of any quarter, your Total Opportunity will be reduced as set forth in the CPP Leave Policy (located on uCERN).

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3.
Repayments to Cerner: In the event your employment is terminated, for any reason (voluntarily or involuntarily), and you owe money to Cerner, for any reason, or you are required to return incentive payments, Cerner may deduct the amounts owed from all accounts due to you, such as salary, advances, vacation pay, expense reimbursements, incentive payments, and other Cerner monies owed to you. To the extent such amounts are not setoff, you will remain liable for any remaining balance. Cerner reserves the right to collect any outstanding balance through legal means if necessary.

4.
Incentive Payment Recovery in the Event of a Restatement:  In the event Cerner implements a Mandatory Restatement (as defined in Section 11(viii) of the 162(m) Plan), which restatement relates in whole or in part to the 2016 fiscal year or prior years while you were eligible for CPP, some or all of any amounts paid as an incentive payment earned by you under this Agreement and related to such restated period(s) shall be recoverable and, in all appropriate circumstances and to the extent practicable as determined by Cerner's Board of Directors, must be repaid within ninety (90) days of such restatement(s).  The amount which must be repaid, if any, is the amount by which the compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement, in each case determined by the Plan Administrator.  Any amount required to be repaid may be repaid directly by you, setoff against future amounts owed to you by Cerner under this Agreement (if such amounts will be earned and paid within the ninety (90) day payment period) or any other amount owed to you by Cerner, as permitted by applicable law, or paid as otherwise agreed in writing between you and Cerner. Cerner will not be required to award additional CPP payments should the restated financial statements result in a higher CPP payout.

5.	Incentive Payment Recovery in the Event of Fraud or Misconduct; Dodd-Frank Clawback:

a.
In the event Cerner implements a Mandatory Restatement, which restatement relates in whole or in part to the 2016 fiscal year or prior years while you were eligible for CPP, all amounts paid as an incentive payment earned by you under this Agreement and related to such restated period(s) shall be fully recoverable and, in all appropriate circumstances and to the extent practicable as determined by Cerner's Board of Directors, must be repaid within ninety (90) days of such restatement(s) if it is determined by Cerner's Board of Directors that you engaged in fraud or misconduct that caused or partially caused the need for the restatement.  Any amount required to be repaid may be repaid directly by you, setoff against future amounts owed to you by Cerner under this Agreement (if such amounts will be earned and paid within the ninety (90) day payment period) or any other amount owed to you by Cerner, as permitted by applicable law, or paid as otherwise agreed in writing between you and Cerner.

b.
Any amounts paid under the 162(m) Plan and this Agreement may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") that will require Cerner to recover certain amounts of incentive compensation paid to certain executive officers if Cerner is required to prepare an accounting restatement due to the material noncompliance of Cerner with any financial reporting requirements under any applicable securities laws. By participating in the 162(m) Plan and whether or not any compensation is ultimately paid hereunder, you agree and consent to any forfeiture or required recovery or reimbursement obligations of Cerner with respect to any compensation paid to you that is forfeitable or recoverable by Cerner pursuant to Dodd-Frank and in accordance with any Cerner policies and procedures adopted by the Compensation Committee in order to comply with Dodd Frank, even if such policies or procedures are adopted in the future.

6.
Modifications to this Agreement: The Plan Administrator reserves the right, in its sole discretion, to interpret and modify this Agreement: (a) during the performance period to coincide with changing corporate objectives, and (b) during or after the performance period to: (i) avoid windfall payments unintentionally derived from the 162(m) Plan design that may result from the highly variable nature of many Client Agreement(s) or market conditions and/or (ii) adjust payments or terminate this Agreement when an Associate's performance has been documented by management to be unacceptable. Such modifications will occur only under the authority of the Plan Administrator(s), in its sole discretion. Any component of this Agreement may be adjusted to ensure that you receive adequate, yet reasonable, compensation. In no event may the Plan Administrator (I) increase the amount of compensation payable that would otherwise have been payable upon the attainment of the original performance metric, as such metric was established during the initial allowable period of time under Section 162(m) of the Internal Revenue Code for establishing "performance-based compensation" or (II) make any modifications or interpretations to the 162(m) Plan which will jeopardize the deductibility of performance-based compensation payable hereunder, unless the Plan Administrator expressly acknowledges in connection with the modification or interpretation that the availability of Internal Revenue Code Section 162(m)'s performance-based compensation exemption is not desired.

Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in the CPP Glossary (effective January 3, 2016).

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